Exhibit 99.1

Liberty Global Reports Third Quarter 2019 Results

Accelerated our Gigabit broadband rollout to millions of European homes and businesses

Completed $2.7 billion tender offer for Class A & C shares in September
Q3 2019 operating income up 1.8% YoY to $208.8 million for continuing operations
Capital intensity continues to decrease substantially fueling YTD[1] OFCF growth[2] of 80%
Denver, Colorado: November 6, 2019
Liberty Global plc today announced its Q3 2019 financial results. Our former operations in Austria, Germany, Hungary, Romania and the Czech Republic, along with our DTH business (collectively, the "Discontinued Operations") have been accounted for as discontinued operations. Unless otherwise indicated, the information in this release relates only to our continuing operations.
CEO Mike Fries stated, "Over the past two years, we have undertaken a substantial reshaping of our distribution footprint, taking advantage of the fixed-mobile convergence wave across Europe with transactions that recognize the premium value of broadband networks. As a result of this rebalancing, we find ourselves in an enviable position from both operating and liquidity perspectives.
We have substantial scale in our remaining businesses, with 31 million consolidated fixed and mobile subscribers, generating approximately $5 billion of OCF per annum, and an additional 15 million fixed and mobile subscribers and $2 billion in annual OCF from our VodafoneZiggo joint venture in the Netherlands. In all markets we are leading the way with gigabit broadband speeds, converged fixed-mobile bundles, and a focus on profitable subscriber growth."

	Continuing Operations Including Switzerland
		Q3 2019	YTD 2019
	Organic RGU Additions	(76,300)	(80,400)
	Revenue Growth[2]	(0.6)%	(0.7)%
	OCF Growth[2]	(4.1)%	(3.0)%
	OFCF Growth[2]	34.8%	42.1%

	Continuing Operations Excluding Switzerland[3]
		Q3 2019	YTD 2019
	Organic RGU Additions	(62,200)	4,600
	Revenue Growth[2]	(0.2)%	(0.3)%
	OCF Growth[2]	(2.9)%	(1.8)%
	OFCF Growth[2]	63.1%	79.7%

	2019 Guidance[5]	Excluding CH	Including CH
	OCF Growth[3]	Flat to Down	Modest Decline
	Adjusted FCF[4]	$550-$600 mm	$700-$750 mm
	P&E Additions	~$2.7 bn	~$2.8-$2.9 bn
	NASDAQ: LBTYA | LBTYB | LBTYK

"Just as importantly, we are entering a new phase of operating and free cash flow expansion with capital intensity down 29%[1] through nine months and operating free cash flow up 80%[1]. Not surprisingly we are confirming our OCF and FCF guidance for the full year.
One of the highlights of the quarter was the successful completion of our modified Dutch auction tender offers. We were able to purchase nearly 100 million shares in total at a blended average price of just over $27 per share, which represented around 14% of our shares outstanding, for a combined aggregate cost of $2.7 billion. Today we have $10 billion of liquidity[6] on the balance sheet and remain focused on long-term value creation.

While we are disappointed that Sunrise was unable to obtain approval for the financing of their acquisition of our Swiss operation[3], we are excited with the progress we continue to make in that market. All of our key operating metrics - fixed subscriber movement, ARPU growth, NPS, mobile net adds - are moving in the right direction. Like the rest of Europe, Switzerland is rapidly converging around fixed-mobile services, and our gigabit broadband networks and superior TV platform are the fulcrum assets in that market.

Our third quarter 2019 earnings call is tomorrow morning at 9:00 a.m. E.T. and we hope you can join us."

Contacts

Investor Relations

Matt Coates +44 20 8483 6333

John Rea +1 303 220 4238

Stefan Halters +44 20 8483 6211

Corporate Communications

Molly Bruce +1 303 220 4202

Matt Beake +44 20 8483 6428

Corporate Website

www.libertyglobal.com

About Liberty Global

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

Q3 Highlights (on a continuing operations basis unless otherwise noted)
•Q3 rebased revenue decreased 0.6% to $2,840.9 million
◦Q3 residential cable revenue7 decreased 1.3% YoY to $1,821.8 million
▪Results driven by revenue contractions in Switzerland and Belgium
◦Q3 residential mobile revenue7 increased 0.8% YoY to $401.0 million
▪Performance driven by strong Swiss result
◦Q3 B2B8 revenue7 decreased 0.7% YoY to $463.3 million
▪Strong growth in Switzerland and CEE offset by declines at our other operations
•Q3 operating income increased 1.8% YoY to $208.8 million
•Q3 rebased OCF declined by 4.1% to $1,211.7 million
•Q3 property & equipment additions spend at 23.2% of revenue as compared to 30.3% in Q3 2018
•Built 162,000 new premises during Q3, including 119,000 new premises in the U.K. & Ireland
•Completed $2.7 billion tender offer in September
•Solid balance sheet with $9.9 billion of liquidity6 at Q3
•Net leverage9 of 3.6x at Q3
•Fully-swapped borrowing cost of 4.1% on debt balance of $27.0 billion

Liberty Global (continuing operations)	Q3 2019	YoY Growth(i)	YTD 2019	YoY Growth(i)

Subscribers
Organic Net RGU Losses	(76,300)		(80,400)
Organic Net RGU Additions (Losses) excl. Switzerland	(62,200)		4,600

Financial (in millions, except percentages)
Revenue
Continuing operations	$2,840.9	(0.6%)	$8,559.3	(0.7%)
Continuing operations excluding Switzerland		(0.2%)		(0.3%)
Operating income	$208.8	1.8%	$463.0	(21.1%)
OCF:
Continuing operations	$1,211.7	(4.1%)	$3,585.7	(3.0%)
Continuing operations excluding Switzerland		(2.9%)		(1.8%)
OFCF:
Continuing operations	$552.9	34.8%	$1,545.6	42.1%
Continuing operations excluding Switzerland		63.1%		79.7%

Cash provided by operating activities	$591.7		$2,220.2
Cash provided by investing activities	$10,492.0		$9,809.3
Cash used by financing activities	$(4,839.4)		$(6,434.8)
Adjusted FCF[4]:
Continuing operations	$(70.9)		$(143.4)
Pro forma continuing operations(ii)	$(16.2)		$(96.1)

(i)	Revenue and OCF YoY growth rates are on a rebased basis

(ii)
Pro forma Adjusted FCF gives pro forma effect to certain adjustments to our recurring cash flows that we have or expect to realize following the disposition of the Discontinued Operations and the Switzerland Disposal Group. For additional details, see the information and reconciliation included within the Glossary

Subscriber Growth

	Three months ended		Nine months ended
	September 30,		September 30
	2019	2018	2019	2018

Organic RGU net additions (losses) by product
Video	(65,700)	(32,600)	(181,100)	(85,500)
Data	10,800	23,900	62,800	73,300
Voice	(21,400)	40,700	37,900	74,700
Total	(76,300)	32,000	(80,400)	62,500

Organic RGU net additions (losses) by market
U.K./Ireland	(52,700)	105,300	1,600	262,400
Belgium	(36,000)	(52,900)	(91,700)	(99,800)
Switzerland	(14,100)	(41,500)	(85,000)	(139,000)
Continuing CEE (Poland and Slovakia)	26,500	21,100	94,700	38,900
Total	(76,300)	32,000	(80,400)	62,500

Organic Mobile SIM additions (losses) by product
Postpaid	167,400	60,800	365,500	254,900
Prepaid	(35,000)	(37,100)	(114,500)	(122,900)
Total	132,400	23,700	251,000	132,000

Organic Mobile SIM additions by market
U.K./Ireland	84,500	5,000	111,600	50,900
Belgium	30,600	10,500	95,000	58,800
Other	17,300	8,200	44,400	22,300
Total	132,400	23,700	251,000	132,000

•
Cable Product Performance: During Q3 we lost 76,000 RGUs, as compared to a gain of 32,000 RGUs in the prior-year period, as improved performances in our CEE operations, Switzerland and Telenet were more than offset by weakness at Virgin Media

•
U.K./Ireland: Q3 RGU losses were 53,000 were the result of our disciplined approach to customer acquisition and retention combined with our shift in focus to higher-value TV bundles. A 5,000 gain in broadband RGUs was offset by a 50,000 decline in video RGUs and a 9,000 decline in telephony RGUs

•	Belgium: RGU attrition of 36,000 in Q3 represents a year-over-year improvement as losses in the SFR footprint moderated

•	Switzerland: Switzerland lost 14,000 RGUs in Q3, which represents a strong year-over-year improvement as compared to a loss of 41,500 in Q3 2018, largely driven by an enhanced value proposition

•	Continuing CEE (Poland and Slovakia): Added 26,500 RGUs in Q3, as compared to 21,000 in Q3 2018, driven by improved performance in all products in Poland

•	Mobile: Added 132,000 mobile subscribers in Q3, as 167,000 postpaid additions were only partially offset by continued attrition in our low-ARPU prepaid base

◦
Record Q3 U.K./Ireland postpaid mobile net adds of 107,000 were supported by the launch of our FMC bundles. Virgin Media's fixed-mobile converged base increased by 80 bps sequentially to 20.7% in Q3. Over time, take-up of converged bundles is expected to drive higher ARPU and lower churn

◦	Belgium added 31,000 mobile subscribers during Q3 including 43,000 net postpaid additions. This growth was supported by our converged WIGO offering

◦	Switzerland added 16,000 mobile subscribers in Q3 driven by bundling success and a revamped mobile offer following our MVNO switch in January 2019

Revenue Highlights
The following table presents (i) revenue of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
Revenue	2019	2018	%	Rebased %	2019	2018	%	Rebased %
	in millions, except % amounts

Continuing operations:
U.K./Ireland	$1,579.9	$1,667.7	(5.3)	0.1	$4,885.2	$5,180.8	(5.7)	0.1
Belgium	721.9	746.8	(3.3)	(2.0)	2,147.0	2,260.3	(5.0)	(1.4)
Switzerland	311.7	323.3	(3.6)	(3.3)	942.7	1,000.4	(5.8)	(3.5)
Continuing CEE	117.2	120.3	(2.6)	2.4	355.4	373.1	(4.7)	2.5
Central and Corporate	110.5	71.9	53.7	6.2	231.4	197.4	17.2	(3.8)
Intersegment eliminations	(0.3)	(0.3)	N.M.	N.M.	(2.4)	(3.2)	N.M.	N.M.
Total continuing operations	$2,840.9	$2,929.7	(3.0)	(0.6)	$8,559.3	$9,008.8	(5.0)	(0.7)

Total continuing operations excluding Switzerland				(0.2)				(0.3)
______________________________
N.M. - Not Meaningful

•	Reported revenue for the three and nine months ended September 30, 2019 decreased 3.0% and 5.0% year over year, respectively

◦
The Q3 result was primarily driven by the impact of (i) negative foreign exchange ("FX") movements, mainly related to the weakening of the British Pound and Euro against the U.S. dollar, and (ii) organic revenue contraction

•	Rebased revenue declined 0.6% and 0.7% in the Q3 and YTD periods, respectively. This result included:

◦
For the YTD period, the favorable impact of $5.6 million related to revenue recognized by Virgin Media during the second quarter of 2019 in connection with the sale of rights to future commission payments on customer handset insurance arrangements

◦	For the YTD period, the favorable impact of a $4.1 million revenue reversal recorded in Switzerland during the first quarter of 2018

◦	The unfavorable impact of $3.8 million of mobile subscription revenue recognized in the U.K. during the third quarter of 2018 related to the expected recovery of certain prior-period VAT payments
Q3 2019 Rebased Revenue Growth - Segment Highlights

•
U.K./Ireland: Rebased revenue was broadly flat in Q3 driven by the net effect of (i) an increase in residential cable revenue due to modest increases in our cable RGU base and cable ARPU, offset by a decrease in cable non-subscription revenue, (ii) a decline in residential mobile revenue driven by lower subscription revenue which was impacted by the aforementioned recovery of prior-period VAT payments and (iii) a decline in B2B revenue due to lower data and installation revenue in our non-subscription business, which offset the benefit of dark fibre contract wins in the quarter and an increase in subscription revenue due to growth in SOHO RGUs

•
Belgium: Rebased revenue declined 2.0% in Q3 driven by the net effect of (i) lower B2B non-subscription revenue driven by a decrease in revenue from wholesale services and interconnect revenue, (ii) an increase in B2B subscription revenue due to growth in SOHO RGUs, (iii) a decline in residential cable revenue driven by a decrease in subscribers, partially offset by an increase in ARPU and (iv) an increase in mobile revenue due to higher revenue from the sale of mobile handsets and other devices, partially offset by lower mobile ARPU

•
Switzerland: Rebased revenue declined 3.3% in Q3, primarily due to the net effect of (i) a decrease in residential cable subscription revenue driven by subscriber volume losses and (ii) higher mobile revenue driven by both an increase in subscribers and handset sales

•	Continuing CEE (Poland and Slovakia): Rebased revenue increased 2.4% in Q3 driven by an increase in residential cable subscription revenue driven by new build areas

•	Central and Corporate: Rebased revenue increased 6.2% in Q3 primarily due to an increase in CPE sales to the VodafoneZiggo JV. Commencing in Q3, TSA revenue received from Vodafone has been rebased
Operating Income

•
Operating income was $208.8 million and $205.2 million in Q3 2019 and Q3 2018, respectively, representing an increase of 1.8% YoY. For the nine months ended September 30, 2019, our operating income of $463.0 million reflects a decrease of 21.1% as compared to $586.9 million for the 2018 period

•
The changes in operating income in the QTD and YTD periods primarily resulted from the net effect of (i) lower OCF, as further described below, (ii) decreases in depreciation and amortization expense, (iii) increases in share-based compensation expense and (iv) lower impairment, restructuring and other operating items, net

Operating Cash Flow Highlights
The following table presents (i) OCF of each of our consolidated reportable segments for the comparative periods, and (ii) the percentage change from period to period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
OCF	2019	2018	%	Rebased %	2019	2018	%	Rebased %
	in millions, except % amounts

Continuing operations:
U.K./Ireland	$674.0	$742.1	(9.2)	(4.1)	$2,085.5	$2,268.3	(8.1)	(2.4)
Belgium	358.6	383.4	(6.5)	(2.3)	1,047.0	1,124.7	(6.9)	(1.4)
Switzerland	168.0	191.0	(12.0)	(11.9)	500.8	566.5	(11.6)	(9.4)
Continuing CEE	58.2	60.9	(4.4)	0.5	173.3	185.2	(6.4)	0.6
Central and Corporate	(46.8)	(88.7)	47.2	15.6	(222.0)	(283.3)	21.6	1.5
Intersegment eliminations	(0.3)	(4.0)	N.M.	N.M.	1.1	(11.5)	N.M.	N.M.
Total continuing operations	$1,211.7	$1,284.7	(5.7)	(4.1)	$3,585.7	$3,849.9	(6.9)	(3.0)

Total continuing operations excluding Switzerland				(2.9)				(1.8)
______________________________
N.M. - Not Meaningful

•	Reported OCF for the three and nine months ended September 30, 2019 decreased 5.7% and 6.9% year over year, respectively

▪	The Q3 result was primarily driven by (i) the aforementioned negative impact of FX movements and (ii) organic OCF decline

•	Our rebased OCF decline of 4.1% and 3.0% in the Q3 and YTD periods, respectively, included:

◦	The aforementioned favorable impacts of certain items on our revenue, as discussed in the "Revenue Highlights" section above

◦	The following current year impacts:

▪
Unfavorable network tax increases of $11.4 million and $29.6 million for Q3 and YTD, respectively, following an increase in the rateable value of our U.K. networks, which is being phased in over a six-year period ending in 2022

▪
For the YTD period, higher severance costs in U.K./Ireland of $6.7 million associated with revisions to our operating model and decreases in senior management personnel recorded during the second quarter of 2019

▪
For the YTD period, an unfavorable increase in personnel costs in Central and Corporate recorded during the second quarter of 2019 related to a $5.0 million cash bonus associated with the renewal of an existing executive employment contract on similar terms

▪	The following prior year impacts:

▪	For the YTD period, lower costs of $6.8 million due to the reassessment of an accrual in U.K./Ireland in the second quarter of 2018

▪
For the YTD period, higher costs of $5.3 million resulting from the impact of a credit recorded during the second quarter of 2018 in connection with a telecommunications operator's agreement to compensate Virgin Media and other communications providers for certain prior-period contractual breaches related to network charges

▪	Higher costs of $5.2 million and $4.5 million for Q3 and YTD, respectively, due to the reassessment of certain accruals in U.K./Ireland in the third quarter of 2018
Q3 2019 Rebased Operating Cash Flow Growth - Segment Highlights

•
U.K./Ireland: Rebased OCF decline of 4.1% reflects the aforementioned revenue performance and increases in our cost base due to (i) higher programming costs, (ii) an $11.4 million net increase in network taxes, (iii) higher mobile data costs and (iv) the impact of a net $5.2 million benefit in the prior-year period relating to the reassessment of certain accruals

•	Belgium: Rebased OCF decline of 2.3% was largely driven by the Medialaan MVNO contract loss and certain regulatory headwinds

•
Switzerland: Rebased OCF decline of 11.9% in Q3 was largely due to (i) project and marketing spend related to growth initiatives and (ii) the aforementioned loss of residential cable subscription revenue

•	Continuing CEE (Poland and Slovakia): Rebased OCF increase of 0.5% as the aforementioned revenue growth was partially offset by increased marketing spend
OFCF Highlights
The following table presents (i) OFCF of each of our consolidated reportable segments for the comparative periods and (ii) the percentage change from period to period on a rebased basis:

	Three months ended			Nine months ended
	September 30,			September 30,
OFCF	2019	2018	Rebased %	2019	2018	Rebased %
	in millions, except % amounts

Continuing operations:
U.K./Ireland	$312.2	$286.4	14.9	$957.0	$772.5	31.0
Belgium	240.1	174.0	44.0	649.2	560.1	23.0
Switzerland	96.7	131.3	(26.2)	293.6	401.6	(24.9)
Continuing CEE	33.4	29.7	17.7	107.1	86.1	32.8
Central and Corporate	(129.2)	(220.6)	29.0	(462.4)	(693.2)	26.2
Intersegment eliminations	(0.3)	(4.0)	N.M.	1.1	(11.5)	N.M.
Total continuing operations	$552.9	$396.8	34.8	$1,545.6	$1,115.6	42.1

Total continuing operations excluding Switzerland			63.1			79.7

Net Earnings Attributable to Liberty Global Shareholders

•
Net earnings attributable to Liberty Global shareholders was $12,847.9 million and $974.1 million for the three months ended September 30, 2019 and 2018, respectively, and $12,907.9 million and $700.2 million for the nine months ended September 30, 2019 and 2018, respectively. These increases are primarily attributable to a $12.2 billion gain on the sale of our operations in Germany, Hungary, Romania and the Czech Republic recognized during the third quarter of 2019

Leverage and Liquidity

•	Total principal amount of debt and finance leases: $27.6 billion for continuing operations

•	Leverage ratios[9]: At September 30, 2019, our adjusted gross and net leverage ratios were 5.1x and 3.6x, respectively

•	Average debt tenor[10]: Approximately 7 years, with ~75% not due until 2025 or thereafter for continuing operations

•	Borrowing costs: Blended fully-swapped borrowing cost of our debt was 4.1% for continuing operations

•
Liquidity[6]: $9.9 billion for our continuing operations, including (i) $7.4 billion of cash at September 30, 2019 and (ii) aggregate unused borrowing capacity[11] under our credit facilities of $2.5 billion

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expectations with respect to our rebased OCF growth, our Adjusted FCF and our P&E additions; expectations with respect to Switzerland; decisions regarding the deployment of our capital; expectations with respect to the development, launch and benefits of our innovative and advanced products and services; the strength of our balance sheet and tenor of our third-party debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as the continued use by subscribers and potential subscribers of our and our affiliates’ services and their willingness to upgrade to our more advanced offerings; our and our affiliates’ ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to subscribers or to pass through increased costs to subscribers; the effects of changes in laws or regulation; general economic factors; our and our affiliates’ ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our and affiliates’ ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our and our affiliates’ video services and the costs associated with such programming; our and our affiliates’ ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies and affiliates to access cash of their respective subsidiaries; the impact of our operating companies' and affiliates’ future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers, vendors and contractors to timely deliver quality products, equipment, software, services and access; our and our affiliates’ ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K/A and Forms 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Balance Sheets, Statements of Operations and Statements of Cash Flows
The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are in our 10-Q.

Rebase Information
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2019, we have adjusted our historical revenue, OCF and OFCF for the three and nine months ended September 30, 2018 to (i) include the pre-acquisition revenue, OCF and P&E additions of entities acquired during 2019 in our rebased amounts for the three and nine months ended September 30, 2018 to the same extent that the revenue, OCF and P&E additions of these entities are included in our results for the three and nine months ended September 30, 2019, (ii) include revenue and costs for the temporary elements of transitional and other services provided to the VodafoneZiggo JV, Vodafone, Deutsche Telekom (the buyer of UPC Austria), Liberty Latin America and M7 Group (the buyer of UPC DTH), to reflect amounts related to these services equal to those included in our results for the three and nine months ended September 30, 2019 and (iii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2018 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2019. We have reflected the revenue, OCF and P&E additions of these acquired entities in our 2018 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue, OCF and OFCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue, OCF and OFCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue, OCF and OFCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

The following table provides adjustments made to the 2018 amounts to derive our rebased growth rates for our continuing operations:

	Revenue		OCF		OFCF
	Three months ended September 30, 2018	Nine months ended September 30, 2018	Three months ended September 30, 2018	Nine months ended September 30, 2018	Three months ended September 30, 2018	Nine months ended September 30, 2018
	in millions
Acquisitions	$24.7	$56.2	$1.8	$5.5	$28.9	$28.3
Dispositions(i)	36.0	54.3	29.6	43.6	—	—
Foreign Currency	(133.7)	(502.7)	(53.2)	(204.0)	(17.1)	(56.6)
Total decrease	$(73.0)	$(392.2)	$(21.8)	$(154.9)	$11.8	$(28.3)

(i)
Includes rebase adjustments related to agreements to provide transitional and other services to the VodafoneZiggo JV, Vodafone, Liberty Latin America, Deutsche Telekom and M7 Group. These adjustments result in an equal amount of fees in both the 2019 and 2018 periods for those services that are deemed to be temporary in nature. The net amount of these adjustments resulted in increases in revenue of $36.5 million and $54.8 million and OCF of $30.5 million and $45.9 million for the three and nine months ended September 30, 2018, respectively.

Summary of Debt, Finance Lease Obligations & Cash and Cash Equivalents
The following table(i) details the U.S. dollar equivalent balances of the outstanding principal amount of our continuing operations debt, finance lease obligations and cash and cash equivalents at September 30, 2019:

		Finance	Debt & Finance	Cash
		Lease	Lease	and Cash
	Debt(ii), (iii)	Obligations	Obligations	Equivalents
	in millions
Liberty Global and unrestricted subsidiaries	$1,511.3	$54.6	$1,565.9	$7,144.3
Virgin Media(iv)	15,555.5	66.8	15,622.3	42.5
UPC Holding	4,156.8	21.8	4,178.6	105.4
Telenet	5,753.7	443.4	6,197.1	89.8
Total	$26,977.3	$586.6	$27,563.9	$7,382.0
______________________________

(i)	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

(ii)	Debt amounts for UPC Holding and Telenet include notes issued by special purpose entities that are consolidated by the respective subsidiary.

(iii)	Debt amounts for UPC Holding include those amounts that were not direct obligations of the entities that were disposed of within the UPC Holding borrowing group.

(iv)
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes the parent entity, Virgin Media Inc. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes cash and cash equivalents held by Virgin Media Inc. This amount is included in the amount shown for Liberty Global and unrestricted subsidiaries.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions of our continuing operations for the indicated periods and reconciles those additions to the capital expenditures of our continuing operations that are presented in the condensed consolidated statements of cash flows in our 10-Q.

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	in millions, except % amounts
Customer premises equipment	$132.3	$192.2	$518.6	$728.3
New Build & Upgrade	148.9	153.3	453.5	531.7
Capacity	77.8	94.4	227.6	305.8
Baseline	155.9	275.1	439.1	631.2
Product & Enablers	143.9	172.9	401.3	537.3
Total P&E Additions	658.8	887.9	2,040.1	2,734.3
Reconciliation of P&E Additions to capital expenditures:
Assets acquired under capital-related vendor financing arrangements(i)	(376.9)	(469.6)	(1,303.2)	(1,656.3)
Assets acquired under capital leases	(14.6)	(21.6)	(47.2)	(68.1)
Changes in current liabilities related to capital expenditures	(0.1)	(53.0)	210.4	128.6
Total capital expenditures, net(ii)	$267.2	$343.7	$900.1	$1,138.5

Capital expenditures, net:
Third-party payments	$284.8	$359.6	$976.0	$1,211.7
Proceeds received for transfers to related parties(iii)	(17.6)	(15.9)	(75.9)	(73.2)
Total capital expenditures, net	$267.2	$343.7	$900.1	$1,138.5

P&E Additions as % of revenue[7]	23.2%	30.3%	23.8%	30.4%
______________________________

(i)
Amounts exclude related VAT of $60.2 million and $84.3 million for the three months ended September 30, 2019 and 2018, respectively, and $208.9 million and $267.8 million for the nine months ended September 30, 2019 and 2018, respectively, that were also financed by our vendors under these arrangements.

(ii)
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or finance lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

(iii)	Primarily relates to transfers of centrally-procured property and equipment to our Discontinued Operations and the VodafoneZiggo JV.

ARPU per Cable Customer Relationship
The following table provides ARPU per cable customer relationship for the indicated periods:

	Three months ended September 30,		%	Rebased
	2019	2018	Change	% Change

Liberty Global	$57.94	$60.48	(4.2%)	0.3%
U.K. & Ireland (Virgin Media)	£51.41	£51.09	0.6%	0.5%
Belgium (Telenet)	€57.84	€56.49	2.4%	2.4%
UPC	€37.06	€37.39	(0.9%)	(3.5%)

Mobile ARPU

The following tables provide ARPU per mobile subscriber for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended September 30,		%	Rebased
	2019	2018	Change	% Change
Liberty Global:
Including interconnect revenue	$16.47	$19.39	(15.1%)	(4.7%)
Excluding interconnect revenue	$14.23	$15.56	(8.5%)	(4.8%)

	Consolidated Operating Data — September 30, 2019
			Video
	Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
U.K.	14,748,500	5,526,200	—	3,765,000	3,765,000	5,269,100	4,633,600	13,667,700	3,137,000
Belgium	3,375,300	2,079,000	176,400	1,705,300	1,881,700	1,659,200	1,221,200	4,762,100	2,778,900
Switzerland(v)	2,363,500	1,061,500	435,700	598,000	1,033,700	671,200	509,200	2,214,100	188,900
Ireland	946,400	436,700	—	276,900	276,900	379,200	344,700	1,000,800	98,000
Poland	3,524,700	1,470,600	184,000	1,060,800	1,244,800	1,211,400	679,000	3,135,200	4,900
Slovakia	617,900	192,700	28,500	141,900	170,400	139,400	86,100	395,900	—
Total continuing operations	25,576,300	10,766,700	824,600	7,547,900	8,372,500	9,329,500	7,473,800	25,175,800	6,207,700

	Subscriber Variance Table - September 30, 2019 vs. June 30, 2019
			Video
	Homes Passed	Cable Customer Relationships	Basic Video Subscribers(i)	Enhanced Video Subscribers	Total Video	Internet Subscribers(ii)	Telephony Subscribers(iii)	Total RGUs	Total Mobile Subscribers(iv)

Continuing operations:
U.K.	111,800	(5,600)	—	(57,100)	(57,100)	2,400	(7,400)	(62,100)	78,000
Belgium	9,200	(12,600)	(7,300)	(13,200)	(20,500)	(1,900)	(13,600)	(36,000)	30,600
Switzerland(v)	10,200	(9,200)	(5,600)	(1,400)	(7,000)	(5,500)	(1,600)	(14,100)	15,500
Ireland	5,000	2,200	(1,100)	8,600	7,500	3,000	(1,100)	9,400	6,500
Poland	24,500	7,100	7,000	4,200	11,200	11,700	1,800	24,700	1,800
Slovakia	1,500	—	700	(500)	200	1,100	500	1,800	—
Total continuing operations	162,200	(18,100)	(6,300)	(59,400)	(65,700)	10,800	(21,400)	(76,300)	132,400

Organic Change Summary:
U.K.	111,800	(5,600)	—	(57,100)	(57,100)	2,400	(7,400)	(62,100)	78,000
Belgium	9,200	(12,600)	(7,300)	(13,200)	(20,500)	(1,900)	(13,600)	(36,000)	30,600
Other Europe	41,200	100	1,000	10,900	11,900	10,300	(400)	21,800	23,800
Total Organic Change	162,200	(18,100)	(6,300)	(59,400)	(65,700)	10,800	(21,400)	(76,300)	132,400

Q3 2019 Adjustments:
Q3 2019 Adjustment - Poland	—	(4,600)	—	(1,900)	(1,900)	(3,700)	(1,800)	(7,400)	100
Total adjustments	—	(4,600)	—	(1,900)	(1,900)	(3,700)	(1,800)	(7,400)	100

Footnotes for Consolidated Operating Data and Subscriber Variance Tables

(i)	We have approximately 27,600 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(ii)
In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 72,200 subscribers who have requested and received this service.

(iii)
In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 176,100 subscribers who have requested and received this service.

(iv)
In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. As of September 30, 2019, our mobile subscriber count included 454,100 and 297,400 prepaid mobile subscribers in Belgium and the U.K., respectively.

(v)
Pursuant to service agreements, Switzerland offers enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2019, Switzerland’s partner networks account for 121,400 Cable Customer Relationships, 300,600 RGUs, which include 106,600 Enhanced Video Subscribers, 109,200 Internet Subscribers, and 84,800 Telephony Subscribers. Subscribers to our enhanced video services provided over partner networks receive basic video services from the partner networks as opposed to our operations. Due to the fact that we do not own these partner networks, we do not report homes passed for Switzerland’s partner networks.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

In Belgium, Telenet leases a portion of its network under a long-term finance lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Footnotes

1	Excluding Switzerland

2
The indicated growth rates are rebased for acquisitions, dispositions, FX and other items that impact the comparability of our year-over-year results. Please see Rebase Information for information on rebased growth.

3
On February 27, 2019, we entered into a share purchase agreement (the SPA) to sell our operations in Switzerland (UPC Switzerland) to Sunrise Communications Group AG (Sunrise), which was amended on October 22, 2019. The amended SPA provides our company the right to terminate the SPA at any time, except if we have requested Sunrise to convene a new Extraordinary General Meeting (EGM) to approve an associated capital increase and entitles Sunrise to terminate the SPA at any time after November 11, 2019, except if we have requested Sunrise to convene a new EGM. In light of the fact that the SPA remains in effect as of the date of this release and the fact that we originally provided our 2019 guidance for OCF, Adjusted FCF and property and equipment additions excluding our operations in Switzerland, we are continuing to provide certain metrics on an "excluding Switzerland" basis. The term "excluding Switzerland" represents our continuing operations excluding UPC Switzerland and certain holding companies within the UPC Holding borrowing group (together, the "Switzerland Disposal Group"), including the UPC Holding borrowing group’s existing senior and senior secured notes (the "UPC Notes"), associated derivatives and certain other debt items.

4
Our Adjusted FCF (excluding Switzerland) and our 2019 guidance targets for Adjusted FCF (excluding Switzerland) are presented on a pro forma basis that gives effect to (i) the removal of the Adjusted FCF of the Switzerland Disposal Group, including 100% of the interest and related derivative payments made during the applicable periods associated with the UPC Notes, (ii) the addition of our estimate of interest and related derivative payments that were made by UPC Holding associated with our continuing operations in Poland and Slovakia during the respective period and (iii) the net cash flows that we would have received from transitional services agreements if the sale of the Discontinued Operations and the Switzerland Disposal Group had occurred on January 1, 2019. Our 2019 guidance targets for Adjusted FCF (including Switzerland) is presented on a pro forma basis that gives effect to (a) the removal of our estimate of interest and related derivative payments that were made by the UPC Holding borrowing group associated with its discontinued operations during the applicable periods and (b) the net cash flows that we would have received from transitional services agreements if the sale of the Discontinued Operations had occurred on January 1, 2019. A reconciliation of our 2019 guidance targets for Adjusted FCF to a U.S. GAAP measure is not provided due to the fact that not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

5	Original P&E and FCF guidance, which excludes Switzerland, based on EUR/USD 1.13; GBP/USD 1.30. Updated guidance, which includes Switzerland, based on EUR/USD 1.12; GBP/USD 1.26.

6	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

7
Includes subscription and non-subscription revenue. For additional information regarding how we define our revenue categories, see note 17 to the condensed consolidated financial statements included in our 10-Q.

8	Total B2B includes subscription (SOHO) and non-subscription revenue. B2B and SOHO growth rates include upsell from our residential businesses.

9
Our gross and net debt ratios are defined as total debt and net debt, respectively, divided by annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and excludes the loans backed or secured by the shares we hold in ITV plc and Lions Gate Entertainment Corp. For additional information, see note 5 to the condensed consolidated financial statements included in our 10-Q. The following table details the calculation of our consolidated debt and net debt to annualized consolidated OCF ratios as of and for the quarter ended September 30, 2019:

As of and for the quarter ended September 30, 2019
in millions, except ratios

Consolidated Debt to Annualized Consolidated OCF:
Debt and finance lease obligations before deferred financing costs, discounts and premiums	$27,562.5
Principal related projected derivative cash payments	(1,576.5)
ITV Collar Loan	(1,330.2)
Lionsgate Collar Loan	(55.3)
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$24,600.5

Annualized quarterly OCF	$4,846.8
Consolidated debt to annualized consolidated OCF ratio	5.1

Consolidated Net Debt to Annualized Consolidated OCF:
Adjusted debt and finance lease obligations before deferred financing costs, discounts and premiums	$24,600.5
Cash and cash equivalents	(7,382.0)
Adjusted net debt and finance lease obligations before deferred financing costs, discounts and premiums	$17,218.5

Annualized quarterly OCF	$4,846.8
Consolidated net debt to annualized consolidated OCF ratio	3.6

10	For purposes of calculating our average tenor, total third-party debt excludes vendor financing.

11
Our aggregate unused borrowing capacity of $2.5 billion represents the maximum undrawn commitments under the applicable facilities of our continuing operations without regard to covenant compliance calculations. Upon completion of the relevant September 30, 2019 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that the full unused borrowing capacity of our continuing operations will continue to be available, with the exception of the VM Credit Facilities, which will have borrowing capacity limited to £592.1 million ($727.7 million), with no additional restriction to loan or distribute. Our above expectations do not consider any actual or potential changes to our borrowing levels or any amounts loaned or distributed subsequent to September 30, 2019.

Glossary

10-Q or 10-K: As used herein, the terms 10-Q and 10-K refer to our most recent quarterly or annual report as filed with the Securities and Exchange Commission on Form 10-Q or Form 10-K, as applicable.

Adjusted Free Cash Flow (FCF): net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (ii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on finance leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of Adjusted Free Cash Flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our condensed consolidated statements of cash flows.

The following table provides a reconciliation of our net cash provided by operating activities from continuing operations to Adjusted Free Cash Flow for the indicated periods. In addition, in order to provide information regarding our Adjusted Free Cash Flow that excludes the Discontinued Operations and the Switzerland Disposal Group, we also present Adjusted Free Cash Flow on a pro forma basis for the three and nine months ended September 30, 2019 as if the sale of the Discontinued Operations and the Switzerland Disposal Group had been completed on January 1, 2019.

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
	in millions

Continuing operations:
Net cash provided by operating activities	$591.7	$579.4	$2,220.2	$2,707.5
Cash payments for direct acquisition and disposition costs	5.5	9.2	23.5	14.0
Expenses financed by an intermediary(i)	553.1	507.4	1,639.2	1,423.8
Capital expenditures, net	(267.2)	(343.7)	(900.1)	(1,138.5)
Principal payments on amounts financed by vendors and intermediaries	(928.8)	(569.0)	(3,069.2)	(3,918.0)
Principal payments on certain finance leases	(25.2)	(21.4)	(57.0)	(59.0)
Adjusted FCF	(70.9)	$161.9	(143.4)	$(970.2)

Pro forma adjustments related to the sale of the Discontinued Operations and the Switzerland Disposal Group:
Switzerland Disposal Group(ii)	45.4		(60.5)
Interest and derivative payments(iii)	(24.6)		(47.1)
Transitional services agreements(iv)	33.9		154.9
Pro forma Adjusted FCF(v)	$(16.2)		$(96.1)
_______________

(i)
For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted Free Cash Flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

(ii)
The Switzerland Disposal Group is included within our Continuing Operations Adjusted FCF. These pro forma adjustments represent the removal of the Adjusted FCF of the Switzerland Disposal Group, including 100% of the interest and related derivative payments made during the applicable period associated with the UPC Notes.

(iii)
Represents the addition of the estimated interest and related derivative payments made by UPC Holding associated with our continuing UPC operations in Poland and Slovakia during the applicable period. These estimated payments are calculated based on Poland and Slovakia’s pro rata share of UPC Holding's OCF and UPC Holding's aggregate interest and derivative payments during the applicable period. Although we believe that these estimated payments represent a reasonable estimate of the annual interest and related derivative payments that will occur in relation to the continuing operations in Poland and Slovakia, no assurance can be given that the actual interest and derivative payments will be equivalent to the amounts presented. No pro forma adjustments were required with respect to Unitymedia's interest and derivative payments as substantially all of Unitymedia’s debt and related derivative instruments were direct obligations of entities within the Vodafone Disposal Group. As a result, the interest and related derivative payments associated with such debt and derivative instruments of Unitymedia are included in discontinued operations.

(iv)
Represents our preliminary estimate of the net cash flows that we would have received from transitional services agreements if the sale of the Discontinued Operations and the Switzerland Disposal Group had occurred on January 1, 2019. The estimated net cash flows are based on the estimated revenue that we expect to recognize from our transitional services agreements during the first 12 months following the completion of the sale of the Discontinued Operations and the Switzerland Disposal Group, less the estimated incremental costs that we expect to incur to provide such transitional services. As a result, the pro forma adjustments during the three and nine months ended September 30, 2019 include $12.2 million and $88.2 million related to our discontinued operations in Germany, Hungary, Romania and the Czech Republic, respectively, $21.7 million and $65.7 million related to the Switzerland Disposal Group, respectively, and nil and $1.0 million related to our discontinued DTH business, respectively.

(v)
Represents the Adjusted FCF that we estimate would have resulted if the sale of the Discontinued Operations and the Switzerland Disposal Group had been completed on January 1, 2019. Actual amounts may differ from the amounts assumed for purposes of this pro forma calculation. For example, our Pro forma Adjusted FCF does not include any future benefits related to reductions in our corporate costs as a result of our operating model rationalization or any other potential future operating or capital cost reductions attributable to our continuing or discontinued operations.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average cable customer relationship or mobile subscriber, as applicable. Following the adoption of ASU 2014-09, subscription revenue excludes interconnect fees, channel carriage fees, mobile handset sales and late fees, but includes the amortization of installation fees. Prior to the adoption of ASU 2014-09, installation fees were excluded from subscription revenue. ARPU per average cable customer relationship is calculated by dividing the average monthly subscription revenue from residential cable and SOHO services by the average number of cable customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing residential mobile and SOHO revenue for the indicated period by the average number of mobile subscribers for the period. Unless otherwise indicated, ARPU per cable customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average cable customer relationship or mobile subscriber, as applicable. Cable customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, we adjust the prior-year subscription revenue, cable customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions, dispositions, FX and the January 1, 2018 adoption of the new revenue recognition standard (ASU 2014-09, Revenue from Contracts with Customers) on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue and OCF, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Basic Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. We count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs.

Blended fully-swapped debt borrowing cost: the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

B2B: Business-to-Business.

Cable Customer Relationships: the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Cable Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Cable Customer Relationships. We exclude mobile-only customers from Cable Customer Relationships.

Customer Churn: the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

DTH Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

Enhanced Video Subscriber: a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers.

Homes Passed: homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH.

Internet Subscriber: a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers do not include customers that receive services from dial-up connections.

MDU: Multiple Dwelling Unit.

Mobile Subscriber Count: the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

MVNO: Mobile Virtual Network Operator.

NPS: Net Promoter Score.

OCF: As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows.

A reconciliation of our operating income to total OCF for our continuing operations is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	in millions

Operating income	$208.8	$205.2	$463.0	$586.9
Share-based compensation expense	74.0	42.8	228.3	131.0
Depreciation and amortization	892.9	929.4	2,754.3	2,934.1
Impairment, restructuring and other operating items, net	36.0	107.3	140.1	197.9
Total OCF	$1,211.7	$1,284.7	$3,585.7	$3,849.9

OCF margin: calculated by dividing OCF by total revenue for the applicable period.

OFCF: As used herein, Operating Free Cash Flow or "OFCF" represents OCF less property and equipment additions. OFCF is an additional metric that we use to measure the performance of our operations after considering the level of property and equipment additions incurred during the period. For limitations of OFCF, see the definition of OCF.

A reconciliation of our total OCF to total OFCF for our continuing operations is presented in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	in millions

Total OCF	$1,211.7	$1,284.7	$3,585.7	$3,849.9
Property and equipment additions	(658.8)	(887.9)	(2,040.1)	(2,734.3)
Total OFCF	$552.9	$396.8	$1,545.6	$1,115.6

OFCF margin: OFCF margin is calculated by dividing OFCF by total revenue for the applicable period.

Property and equipment additions (P&E Additions): includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

RGU: A Revenue Generating Unit is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our U.K. market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

U.S. GAAP: Accounting principles generally accepted in the United States.

YoY: Year-over-year.